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                                  EXHIBIT A (5)

               FORM OF ASSIGNMENT OF RENTS AND SECURITY AGREEMENT


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                               ASSIGNMENT OF RENTS
                                       AND
                               SECURITY AGREEMENT

     THIS ASSIGNMENT OF RENTS AND SECURITY AGREEMENT (hereinafter, "Assignment") is made as of the ___ day of ___________, _____, by and between Genesis Financial Group, Inc., a Michigan corporation (hereinafter, "Sponsor") and Gen Net Realty Unit Investment Trust, Corporate and Government Series, a Michigan grantor trust (hereinafter, "Fund") and Citizens First Savings Bank, the trustee of the Fund (hereinafter, "Trustee").

     Whereas, the Sponsor has the knowledge and expertise to identify and negotiate the purchase of stand alone, single use, leased commercial real estate properties in which the tenant is credit worthy to the extent of having a B+ or better Standard and Poor's or equivalent credit rating or is a federal or state agency or is the US Postal Service;

     Whereas, the Sponsor can acquire and own one or more leased properties which conform to the foregoing criteria and have a remaining lease term of ten
(10) years or more the ("Leased Property"); and

     Whereas, the Sponsor, upon acquiring said Leased Property, intends to sell the rental income generated from the lease to the Fund on terms and conditions as set forth herein and to grant the Fund a subordinated security interest in the lease as collateral to secure the Fund's payments due pursuant to this Agreement.

     Now, therefore, in consideration of their mutual covenants and other good and valuable consideration, the parties agree as follows:

     1. ASSIGNMENT. The Sponsor hereby irrevocably assigns and transfers to the Trustee, for and on behalf of the Fund, all right, title and interest to all rents due to the Assignor pursuant to that certain lease agreement between ________________ and _________________ dated _____________, _____, attached hereto as Exhibit A and incorporated by reference (hereinafter, "Lease").

     2. PRESENT ASSIGNMENT. This Assignment shall constitute a present, absolute and unconditional assignment of all the rents due and owing under the Lease on or after __________________, _____, until the termination of this Assignment (hereinafter, "Assigned Rents"). The Trustee hereby names the Sponsor, as its agent, to collect the Assigned Rents and promptly to remit the Net Amount, as defined below, to the Trustee.

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The Sponsor shall, in addition to collecting the Assigned Rents, apply that portion of the collected amount to the timely payment of the landlord's obligations under the Lease, to the timely payment of any mortgages or deeds of trust to which the Leased property is subject, and to the enforcement of the Lease terms, if deemed by the Sponsor to be necessary and appropriate, and to provide a monthly accounting to the Trustee of the funds so collected, applied and remitted (the "Net Amount"). The Sponsor shall have the right to discount, compromise or settle any rent payment or claim arising under the Lease without obtaining the consent of the Trustee, but any such action shall require a written report from the Sponsor to the Trustee setting forth the specific reasons and justification for said action including the advice of legal counsel to the Sponsor. The Trustee shall have no right or obligation whatsoever to take action to enforce any Lease provision or any determination by the Sponsor regarding any Lease provision.

     3. PURCHASE PRICE. The Fund has acquired its rights to the Assigned Rents pursuant to this Assignment by advancing to the Sponsor the sum of __________________ Dollars ($__________), (hereinafter the "Purchase Amount").

     4. SPONSOR'S REPRESENTATIONS. The Sponsor represents and warrants to the following:

     a) It is the fee title absolute owner of the real estate leased pursuant to the Lease.

     b) The Lease is a valid, binding and enforceable obligation between the parties and there are no outstanding suits, claims, defaults, or actions arising or existing under the Lease.

     c) The Lease and the property rented pursuant to the Lease are in compliance with all local building code, zoning and other applicable local laws, regulations and ordinances.

     d) The Sponsor has full authority to acquire the Leased property and to assign the Assigned Rents pursuant to this Assignment.

     e) There are no encumbrances or restrictions of any kind that could adversely affect this Assignment and the transfer of the Assigned Rents except those disclosed to the Sponsor in a title report as existing on the record as of the date the Sponsor acquires title to the Leased property.

     f) Sponsor shall cause the recording of a mortgage or deed of trust securing the Fund's Purchase Amount paid to the Sponsor and this Assignment and said encumbrances shall have priority over all claims except those referenced in subpart (e) above.


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     5.   SECURITY INTEREST. The Sponsor hereby conveys, transfers, delivers and grants a security interest in the Lease and in the Lease property (collectively, the "Collateral") to the Trustee. Said security interest shall be subordinate to any encumbrance existing on the Lease property or placed on the Lease property by a third party lender as part of the Sponsor's acquisition of the Lease property. The security interest is given to the Trustee to secure the prompt payment of the Net Amount due under paragraph 2 above, to secure the Purchase Amount and to reimburse any costs of collection incurred by or on behalf of the Fund.

     6. DEFAULT. An event of default under any mortgage or deed of trust referenced in paragraph 4(e) above shall constitute an event of default under this Assignment and under the mortgage or deed of trust securing the Purchase Amount. Failure to comply with any provision of this Assignment, unless cured within five (5) days of Sponsor's receipt of notice of said failure from the Trustee, shall constitute an event of default hereunder and under the mortgage or deed of trust securing the Purchase Amount.

     7.   REMEDIES.

     a) In addition to all rights afforded the Fund at law or in equity, in the event of a default the Fund shall, on written notice to the Sponsor, replace the Sponsor as its agent for the purpose of collecting the Assigned Rents and making disbursements as provided under the terms of the Lease. The Trustee shall appoint the replacement agent which may be an affiliate of the Trustee.

     b) In the event of a default, the Purchase Amount shall be immediately due and payable by the Sponsor. Time is of the essence.

     8. NO LIABILITY FOR TRUSTEE. The Trustee shall not be obligated to perform or discharge any duties or obligation of the Sponsor as owner of the Lease property or the parties to the Lease.

     9. FURTHER ASSURANCES. The Sponsor shall execute, acknowledge and deliver such additional documents or information in its possession or under its control as may be reasonably required from time to time to effectuate the terms of this Assignment.

     10. TERMINATION. This Assignment shall terminate on the earlier of (a) the termination of the Lease, (b) the date given by the Sponsor to the Trustee with sixty (60) days prior written notice or (c) __________________, _____. Any accrued but unpaid Assigned Rents, net of outstanding obligations of the landlord under the Lease, shall also be due and payable.
Notwithstanding anything herein to the contrary, in the event of a

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default which is uncured or upon termination of this Assignment, the Sponsor shall sell the Leased Property and, within 180 days after the termination of the Net Amount payments, the Sponsor shall remit to the Fund an amount equal to the lesser of the Purchase Amount or all of the net proceeds from the sale of the Leased Property. The payment of said remittance shall satisfy the Sponsor's obligations to the Fund as set forth herein.

     11. SUCCESSORS. This Assignment shall be binding upon the parties hereto, their successors, legal representatives assigns. The Sponsor shall not assign any of its obligations hereunder.

     12. GOVERNING LAW. This Assignment is made pursuant to and shall be governed by the laws of the State of Michigan.

     13. NOTICES. Any notice which a party may be required or may elect to give shall be in writing and mailed by certified mail or its equivalent or by facsimile reproduction with a copy sent by first class mail, and shall be effective and shall be effective upon mailing or completion of the facsimile transmission. Notices shall be addressed as follows unless otherwise directed in writing.

     If to Sponsor:

          Genesis Financial Group, Inc.
          One Oakland Towne Sq.
          Suite 1450
          Southfield, MI 48076
          Attn: Gregg Barton
          Bus Fax: (248) 948-9166

     If to Trustee and Fund:

          Citizens First Savings Bank

          Bus Fax:

Entered into as of the day and year set forth above.


                                     Genesis Financial Group, Inc.


Attest:                              By:
       -------------------------        ----------------------------------------
                                                  President


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                                     Gen Net Realty Unit Investment Trust,
                                     Government and Corporate Series

                                     By: Citizens First Savings Bank, Trustee


                                     By:
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